Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-44460) and in the related Prospectus, and on Forms S-8 (Nos. 33-36872, 333-98209, 333-98211, 333-99563 and 333-124947) of Oceaneering International, Inc. of our reports dated February 27, 2007, with respect to the consolidated financial statements of Oceaneering International, Inc., Oceaneering International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Oceaneering International, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ ERNST & YOUNG LLP
Houston, Texas
February 27, 2007